UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

               Date of Report: (Date of Earliest Event Reported):
                               January 19, 2001

            COMMON GOAL HEALTH CARE PARTICIPATING MORTGAGE FUND L.P.
             (Exact name of registrant as specified in its charter)

     Delaware                      0-17600                   52-1475268
 (State or other              (Commission File             (IRS Employer
 jurisdiction of                   Number)               Identification No.)
  incorporation)

                     215 Main Street, Penn Yan, NY        14527
               (Address of principal executive offices) (Zip Code)

  Registrant's telephone number, including area code: (315) 536-5985

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Item 5: Other Events

Common Goal Health Care Participating Mortgage Fund L.P. (the "Partnership") was formed on August 20, 1986 to invest in and make mortgage loans to third parties involved in health care. The general partners are Common Goal Capital Group, Inc. the managing general partner, and Common Goal Limited Partnership I, the minority general partner (the "General Partners").

The Partnership had one remaining mortgage loan in its portfolio at December 31, 2000. The loan matured on January 19, 2001, at which time the Partnership received a payment of $1,153,254, representing the remaining principal amount outstanding on that mortgage loan. In order to induce the borrower to pay the principal amount promptly, the Partnership waived $35,000 of accrued interest. As the Partnership has no remaining mortgage loans outstanding, it intends to wind up its operations and to liquidate prior to March 31, 2001. The remaining assets of the Partnership consist exclusively of cash and short-term investments. After arranging for the payment of general and administrative expenses relating to its final financial and tax reporting requirements and extinguishing the remaining liabilities of the Partnership, all such assets will be distributed in the form of cash to the Limited Partners and the Partnership will be dissolved.

Remaining liabilities include payments of certain fees that the General Partners and their affiliates were entitled to but never received. Under the terms of the Partnership's agreement of limited partnership, (the "Partnership Agreement"), the Partnership was required to pay a quarterly management fee to the managing general partner equal to .75% per annum of Adjusted Contributions, as defined in the Partnership Agreement, as well as mortgage placement fees equal to 3% of the principal amount of mortgage loans made by the Partnership. Additionally, the Partnership was required to pay a mortgage servicing fee equal to .25% per annum of the Partnership's outstanding mortgage loan principal amount is to be paid) to Common Goal Mortgage Company.

The  General   Partners  have  not  yet  determined  the  amount  of  the  final distribution that will be made to the Limited Partners.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                          Common Goal  Health  Care  Participating Mortgage
                          Fund L.P.
                          By:  Common Goal Capital Group, Inc.,
                                General Partner

Date: March 9, 2001      By:  /s/ Albert E. Jenkins III
                              ----------------------------------------
                              Albert E. Jenkins III, Chairman and
                              Chief Executive Officer